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                                                                    Exhibit 10.7


                               BIO NEBRASKA, INC.


                              EMPLOYMENT AGREEMENT

         This Employment Agreement, dated as of September 18, 1989, between Bio Nebraska, Inc., a corporation incorporated and existing under the laws of Nebraska and having its office in Lincoln, Nebraska (hereinafter referred to along with its subsidiaries and affiliates as the "Company" unless the context otherwise requires), and Mal Riddell, residing at 29 Robin Road, Moorestown, N.J. 08057 (hereinafter referred to as the "Executive").

         WHEREAS, the Company desires to employ the Executive to manage the start-up of certain new businesses, generally as described in a Memorandum, dated August 24, 1989, from Tom Coolidge to the Executive, a copy of which is attached hereto as Appendix A (being referred to herein as the "Memorandum") and the Executive desires to be so employed.

         NOW THEREFORE in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.       EMPLOYMENT AND TITLE, POWERS, DUTIES, FUNCTIONS AND OBJECTIVES.

         The Company shall employ the Executive and the Executive shall perform services for the Company and any of its subsidiaries or affiliates with such authority and with such powers and duties as may be described or assigned to him by the Board of Directors of the Company and by the Chairman of the Board.

         The Executive's title shall be Managing Director. He shall also be made President of any subsidiaries or divisions of the Company which may be established, and which the Executive shall be assigned to manage, for the purpose of commercializing elements of the Company's technologies. The Executive shall also be invited to attend and participate in meetings of the Board of Directors of the Company and of the Company's Advisory Board with respect to which the Executive shall be an EX OFFICIO member.

     Generally, the Executive's functions and objectives in his employment with the Company are expected to be as described in paragraphs 2, 3 and 5 of the Memorandum, but these may be modified as the Company's business develops.

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2.   REPORTING AND SUPERVISION.

         In carrying out his functions, the Executive shall report to the Chairman of the Board of the Company on all matters, but will work closely with the President of the Company on all scientific development. He will be ultimately responsible to the Board of Directors and the shareholders of the Company.

3.       EXCLUSIVITY.

         The Executive agrees that during the term of his employment hereunder he will devote his entire business time, energy, skill and resources to his duties hereunder and to the affairs and interests of the Company and its subsidiaries and affiliates; and he will not, without the prior written consent of the Board of Directors of the Company, directly or indirectly (a) engage in any compensated activity for any person other than the Company or any affiliate or (b) engage in any business or professional activity other than on behalf of the Company, whether or not such activity is pursued for financial gain.

4.       COMPENSATION.

         During the Executive's employment with the Company, the Company shall pay to the Executive a base salary at the rate of one hundred thousand (100,000) dollars per year, to be paid in equal monthly installments at the end of each month.

5.       ADDITIONAL BENEFITS.

         (A) The Executive shall be provided with health, hospitalization and accident insurance benefits as generally provided under the Company's and its affiliates' group policies.

         (B) The Executive shall be provided with savings and retirement plan benefits as generally provided under the Company's and its affiliates' plans.

6.       VACATION.

         The Executive shall be entitled to six weeks of vacation for each full year of his employment hereunder, with the understanding that he will use his best efforts to see that any vacation taken by him will not adversely impact the businesses he is managing for the Company.

7.       BONUS COMPENSATION.

         In the event the objectives which the Company and the Executive will set out for the near term progress of the business to be managed by the Executive (referred to herein as the "Objectives") are accomplished by him as determined by the Board of Directors, he will be entitled to receive bonus compensation relative to the net cash flow of the new OPE and PP Businesses in accordance with paragraph 10 of the Memorandum which is incorporated herein by reference. He may also


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become entitled to additional bonus compensation based on the net cash flow of other new businesses as contemplated in such paragraph 10.

8.       EQUITY INCENTIVES.

         Assuming the Objectives are accomplished by the Executive as determined by the Board of Directors, he will be entitled, on a progressively vesting basis, to both (i) a Designated Interest in the net book/market value of the OPE Business and of the SM Business (as those terms are used in the Memorandum) and
(ii) stock appreciation rights (referred to as "SAR's) in the Company, all as set forth in paragraph 11 of the Memorandum which is incorporated herein by reference. In the event that there is a material change in the federal income tax laws relative to the treatment of long term capital gains so that the form of incentive provided by an SAR is substantially disadvantaged from a tax standpoint compared with the ownership of shares of stock, then the parties shall revisit the SAR form of incentive with a view towards providing an incentive to the Executive which will have some or all of the advantages for long term capital gains available under any such new tax laws.

9.       SUPPORT FACILITIES AND EXPENSES.

         The Company shall provide support facilities to the Executive, generally as described in paragraph 6 of the Memorandum.

         The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment and other out-of-pocket expenses which he may from time to time be authorized to incur in the execution of his duties hereunder.

10.      NON COMPETITION.

         The Executive agrees that during the term of his employment hereunder and for a one-year period thereafter the Executive shall not directly or indirectly do any of the following:

                  (i) Engage in, be employed by or affiliated with, finance or assist others to operate, establish or acquire any business activity that is competitive with the business which is being conducted by the Company or by any of its affiliates or subsidiaries or with any business for which substantial planning is made by the Company or by any of its affiliates or subsidiaries;

                  (ii) Divert, disrupt or otherwise interfere in any way with any business relationship of the Company or any of its affiliates or subsidiaries with any of their respective clients, customers or business contacts;

                  (iii) Solicit for employment for his own or another's benefit (as employee, partner, independent contractor or otherwise) any person who has been employed by the Company or any affiliate within the two year period prior to the date in question.


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         During any such one year period after termination of this Agreement during which the Executive is required to adhere to the foregoing restrictions, and during which the Executive has no bonus, DI or SAR rights which could result in payments to him during or after such period, the Executive shall be paid a fee at the end of such year period, assuming full compliance with this Paragraph 8, equal to 25% of the basic salary which he received during the last full year of employment with the Company.

11.      CONFIDENTIALITY AND OTHER REQUIREMENTS.

         (A) As between the Company or any of its subsidiaries or affiliates, as the case may be, and the Executive, all products, methods, processes, discoveries, materials, ideas, creations, inventions, plans, strategies and other intellectual properties pertaining to the business of the Company or any of its subsidiaries or affiliates, developed or invented by the Executive or by others affiliated with the Company, whether or not developed or discovered during regular working hours, shall be the sole and absolute property of the Company or its respective subsidiary or affiliate, for any and all purposes. The Executive shall not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature in any of the foregoing.

         (B) The Executive acknowledges that in the course of his employment hereunder he will make use of, acquire and add to proprietary information of the Company and its subsidiaries and affiliates which shall be of a special and unique nature and value relating to such matters as plans, strategies, trade secrets, technical systems and procedures, inventions, manuals, confidential reports, customer business and similar matters. The Executive agrees that with respect to any of the foregoing, during and following the term hereof, for so long as the same remains confidential (and beyond should loss of confidentiality be caused by the Executive), he will not, for any purpose, divulge or disclose any of such proprietary information to others or let others use such information for any purpose other than for the benefit of the Company or its subsidiaries or affiliates, as the case may be. The Executive shall promptly, whenever requested by the Company and in any event upon the termination of his employment with the Company hereunder, deliver to the Company all reports, laboratory notes, correspondence and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment hereunder; and, after termination of this agreement, the Executive shall not be entitled to and shall not retain any copies thereof unless otherwise agreed to in writing by the Company.

         (C) In the event any of the Executive's activities or services give rise to the creation of an idea or invention which by itself, or in combination with the efforts of others, may be, in the judgement of the Company, appropriately the subject of an application for patent, copyright, trademark or tradename or similar intellectual property right, the Executive shall, at the Company's request and expense, prepare and execute all such documents (including assignments of all of his interests therein to the Company) and take all such other action as may in the opinion of the Company or its advisors be necessary or advisable to secure property and other rights therein for the Company and to obtain the issuance of any such patent, copyright, trademark, trade name or other right in any jurisdiction on behalf of the Company.


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12.      TERM OF EMPLOYMENT.

         This Agreement shall initially be for a term of one year, and shall continue thereafter for successive one year terms unless terminated by either party by giving six months' notice thereof prior to the end of any such term.

         Notwithstanding the foregoing, the Company shall be entitled, by giving notice in writing to the Executive, to terminate forthwith this Agreement and his employment hereunder for cause including any misconduct on the part of the Executive or any material breach of his obligations to the Company hereunder or otherwise.

         Any termination of this Agreement shall in no manner relieve the Executive of his obligations under Paragraphs 10 and 11 hereof. Any termination of this Agreement other than for cause shall not impair any vested right the Executive may have achieved relative to bonuses and equity incentives pursuant to Paragraphs 7 and 8 hereof.

13.  NOTICES.

         All notices hereunder shall be in writing and delivered personally or by registered or certified mail. Such notices shall be addressed to the Company at its principal office and to the Executive at the address stated in the first paragraph of this Agreement, or in either case at such other address as shall be designated in writing by the party to whom the notice is to be sent. Any such communication so sent by mail shall be deemed given three days after mailing and immediately upon delivery.

14.      MISCELLANEOUS.

         This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter covered hereunder and there are no written or oral terms or representations made by either party other than those contained herein. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the parties to this Agreement and their respective heirs, executors and successors in interest.

16.      GOVERNING LAW.

         This Agreement shall be governed and construed in accordance with the laws of Nebraska which shall be deemed to be the primary locus of activities hereunder. The courts, both federal and state, in that State shall have full jurisdiction over all matters hereunder and the parties herewith submit to service of process and to the appropriate venue of such courts with respect to any actions brought hereunder.


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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the date first written above.

BIO NEBRASKA, INC.


By: /s/ Thomas R. Coolidge                   /s/ Mal Riddell
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         Chairman of the Board               Mal Riddell, the Executive